Exhibit 99.1.  SELECTED FINANCIAL DATA

Results of Operations

The following table presents recast selected historical financial and operating information for the years ended December 31:

	2010	2009

Production and operating data:
Net production volumes:
Oil (Bbl)	56,657	56,003
Natural gas (Mcf)	540,072	610,462
Total (Boe)	146,669	157,747
Average daily net production volumes:
Oil (Bbl)	155.2	153.4
Natural gas (Mcf)	1,479.6	1,672.5
Total (Boe)	401.8	432.2
Average prices:
Oil (Bbl)	$74.45	$57.58
Natural gas (Mcf)	$4.89	$4.00
Operating costs and expenses per Boe:
Oil and natural gas production	$14.75	$11.32
General and administrative	$38.69	$3.51
Exploration	$1.69	$1.52
Depreciation, depletion and amortization	$10.61	$9.45

Total revenues	$6,896,945	$5,666,710

Operating costs and expenses:
Oil and natural gas production costs	2,163,887	1,786,280
Exploration expenses	247,463	240,382
General and administrative expenses	5,674,985	553,542
Impairment of oil and natural gas properties	46,553	253,258
Depreciation, depletion and amortization	1,556,288	1,490,926
Accretion of asset retirement obligations	15,607	12,399
Total operating costs and expenses	9,704,783	4,336,787

Income (loss) from operations	(2,807,838)	1,329,923

Income tax (expense) benefit	-	-

Net income (loss)	$(2,807,838)	$1,329,923

	As of December 31,
	2010	2009
Balance Sheet Information:
Total assets	$32,799,480	$14,812,013
Total liabilities	5,733,293	408,206
Stockholders’ equity	27,066,187	14,403,807

Statement of Cash Flow Information:
Net cash (used in) provided by operating activities	$3,739,625	$2,936,683
Net cash used in investing activities	(12,878,375)	(2,393,249)
Net cash provided by financing activities	9,658,746	(543,434)